Exhibit 99.1

News Release

Rockwell Collins reports first quarter EPS from continuing operations of $1.00 and increases fiscal year guidance

CEDAR RAPIDS, Iowa (January 22, 2016) - Rockwell Collins, Inc. (NYSE: COL) today reported sales in the first quarter of fiscal year 2016 were $1.169 billion, a 5% decrease from the same period in fiscal year 2015. First quarter fiscal year 2016 earnings per share from continuing operations were $1.00 compared to $1.26 in the prior year. Earnings per share from continuing operations in the first quarter of fiscal year 2016 includes a 21 cent restructuring charge. The restructuring charge relates primarily to headcount actions the company is taking as a result of certain challenging market conditions, particularly in business aviation.

During the first quarter of fiscal 2016, the Federal R&D Tax Credit was permanently reinstated retroactive to January 1, 2015, resulting in the recognition of an 18 cent retroactive benefit. As the Federal R&D Tax Credit has been permanently reinstated, the Company will also benefit from the Federal R&D Tax Credit throughout fiscal year 2016. As a result, the Company is raising its earnings per share guidance by 25 cents due to the benefit of the Federal R&D Tax Credit which is partially offset by higher restructuring and incentive compensation expense. In addition, the Company is increasing its cash flow from operations guidance by $50 million for fiscal year 2016.

“As we expected, our first quarter was a slow start to our fiscal 2016 plan,” said Rockwell Collins Chairman, President, and Chief Executive Officer, Kelly Ortberg. “Our sales and earnings for Commercial Systems and Information Management Services were in line with expectations. However, our Government Systems sales were below our expectations due to the timing of certain orders and a supplier quality issue which impacted late-quarter deliveries of communications products. I expect these issues to be quickly resolved and we should recover the delays within the fiscal year, supporting our second-half growth plan in Government Systems."

Ortberg continued, “We remain focused on executing programs that will drive long-term growth. In the first quarter of fiscal year 2016 we saw a significant number of accomplishments, including certification of the CSeries and ARJ-21 aircraft, first flight of the Mitsubishi Regional Jet, entry into service of the Bombardier Challenger 650, continued progress on the Boeing 737MAX supporting aircraft rollout and upcoming first flight, and entry into service of the King Air with our new Fusion EDS avionics. With this execution, I remain confident our strategies will drive long-term double-digit growth in earnings and cash flow from operations."

Following is a discussion of fiscal year 2016 first quarter sales and earnings for each business segment.

Commercial Systems

Commercial Systems, which provides aviation electronics systems, products and services to air transport, business and regional aircraft manufacturers and airlines worldwide, achieved 2016 first quarter results as summarized below.

(dollars in millions)	Q1 FY16	Q1 FY15	Inc/(Dec)
Commercial Systems sales
Original equipment	$313	$331	(5)%
Aftermarket	238	221	8%
Wide-body in-flight entertainment	11	16	(31)%
Total Commercial Systems sales	$562	$568	(1)%

Operating earnings	$125	$125	—%
Operating margin rate	22.2%	22.0%	20 bps

•
Original equipment sales decreased due to lower business aircraft OEM production rates, unfavorable airline selectable equipment mix, and lower Airbus A330 production rates. These decreases were partially offset by higher deliveries in support of the A350 and Embraer Legacy business jets production ramp along with higher customer funded development program sales.

•
Aftermarket sales increased due to higher head-up display retrofit sales to customers in China, higher inorganic sales from the acquisitions of Pacific Avionics and International Communications Group (ICG), and higher regulatory mandate sales.

•
Operating earnings and operating margin were about flat as lower company-funded research and development expense was offset by higher costs from the acquisitions of Pacific Avionics and ICG and increased costs from further expansion in international emerging markets. In addition, operating earnings and operating margin were negatively impacted by sales mix as lower margin customer-funded development sales increased in the first quarter of fiscal year 2016 compared to the same period in the prior year.

Government Systems

Government Systems provides a broad range of electronic products, systems and services to customers including the U.S. Department of Defense, other government agencies, civil agencies, defense contractors and ministries of defense around the world.

Beginning with the first quarter of fiscal year 2016, Government Systems sales categories have been consolidated as a result of an internal reorganization and are delineated based on the underlying product technologies. The previously reported sales categories of Communication products, Surface solutions and Navigation products are now primarily consolidated into Communication and Navigation. Government Systems sales for the first quarter of fiscal year 2015 has been reclassified to the current year presentation. See the supplemental schedule included in this press release for a reconciliation of amounts reclassified.

Results from the first quarter of 2016 are summarized below.

(dollars in millions)	Q1 FY16	Q1 FY15	Inc/(Dec)
Government Systems sales
Avionics	$293	$327	(10)%
Communication and Navigation	158	182	(13)%
Total Government Systems sales	$451	$509	(11)%

Operating earnings	$86	$106	(19)%
Operating margin rate	19.1%	20.8%	(170) bps

•	Avionics sales decreased due to lower rotary wing hardware sales, the timing of deliveries for the E-6 program, and lower sales for simulation and training programs.

•	Communication and Navigation sales decreased due to the wind-down of an international electronic warfare program as well as lower international targeting systems sales.

•
Changes in foreign currency exchange rates, primarily the strengthening of the U.S. dollar, resulted in a $6 million reduction to Government Systems sales for the first quarter of fiscal year 2016 when compared to the same period in the prior year. This $6 million reduction is included within the Government Systems sales categories above.

•	Operating earnings and operating margin decreased primarily due to lower sales.

Information Management Services

Information Management Services (IMS) provides communication services, systems integration and security solutions across the aviation, airport, rail, and nuclear security markets. Results from the first quarter of 2016 are summarized below.

(dollars in millions)	Q1 FY16	Q1 FY15	Inc/(Dec)
Information Management Services sales	$156	$149	5%

Operating earnings	$24	$21	14%
Operating margin rate	15.4%	14.1%	130 bps

•	IMS sales increased primarily due to 7% growth in aviation related businesses including GLOBALinkSM and ARINCDirectSM.

•	IMS operating earnings and operating margin increased primarily due to incremental earnings from the higher sales volume.

Corporate and Financial Highlights

Income Taxes
The company's effective income tax rate from continuing operations was 15.3% for the first quarter of 2016 compared to a rate of 22.5% for the same period last year. The lower current year effective income tax rate from continuing operations was primarily due to the timing of the Federal R&D Tax Credit. On December 18, 2015, the Protecting Americans from Tax Hikes Act was enacted which permanently reinstated the Federal R&D Tax Credit retroactive to January 1, 2015. This favorable tax credit had previously expired on December 31, 2014. As a result of this legislation, the Company now expects its effective income tax rate for 2016 to be in the range of 22 to 23 percent (from about 28 percent).

Cash Flow
Cash used for operating activities was $91 million for the first three months of fiscal year 2016, compared to cash used for operating activities of $60 million in the first three months of fiscal year 2015. The increase in cash used for operating activities was due primarily to unfavorable working capital changes partially offset by lower tax payments.

During the first quarter of 2016, the company repurchased 1.0 million shares of common stock at a total cost of $90 million. The company also paid a dividend on its common stock of 33 cents per share, or $43 million, in the first quarter of 2016.

Fiscal Year 2016 Outlook

The following table is a summary of the company's financial guidance for continuing operations for fiscal year 2016, which has been updated primarily due to the favorable impact of the permanent reinstatement of the Federal R&D Tax Credit:

•	Total sales	$5.3 billion to $5.4 billion
•	Total segment operating margins	About 21.0%
•	Earnings per share	$5.45 to $5.65 (From $5.20 to $5.40)
•	Cash flow from operations	$750 million to $850 million (From $700 million to $800 million)
•	Total research & development investment	About $1 billion (1)
•	Capital expenditures	About $200 million
•	Full year income tax rate	22% to 23% (From about 28%)

(1) - Total research and development investment consists of company and customer funded research & development expenditures as well as the net increase in pre-production engineering costs capitalized within inventory.

Conference Call and Webcast Details
Rockwell Collins Chairman, President, and CEO, Kelly Ortberg, and Senior Vice President and CFO, Patrick Allen, will conduct an earnings conference call at 9:00 a.m. Eastern Time on January 22, 2016. Individuals may listen to the call and view management's supporting slide presentation on the Internet at www.rockwellcollins.com. Listeners are encouraged to go to the Investor Relations portion of the web site at least 15 minutes prior to the call to download and install any necessary software. The call will be available for replay on the Internet at www.rockwellcollins.com.

Business Highlights

Rockwell Collins Pro Line Fusion® certified on Bombardier C Series
Rockwell Collins’ Pro Line Fusion® advanced avionics system was certified on the Bombardier CS100 commercial aircraft. First aircraft delivery is scheduled for the second quarter of 2016.

Embraer selected Rockwell Collins to provide KC-390 Cargo Handling and Aerial Delivery Control System

Rockwell Collins was selected by Embraer to provide the Cargo Handling and Aerial Delivery Control System for the Brazilian Air Force’s KC-390 program.

Jazeera Airways gets connected with Rockwell Collins PAVES™ Cabin Wireless and next-generation Global Xpress connectivity
Jazeera Airways will be Rockwell Collins’ first airline customer to experience wireless broadband connectivity with the company’s new PAVES™ inflight entertainment and connectivity solution. Under the terms of the agreement, Jazeera Airways will install PAVES Cabin Wireless and Inmarsat’s Global Xpress high speed connectivity on its fleet of seven Airbus A320 aircraft. The new service will launch in December 2016.

Rockwell Collins signed first Jet ConneX service agreement with VistaJet
VistaJet is Rockwell Collins’ first business aviation customer to adopt Inmarsat’s Jet ConneX, providing the fastest broadband connectivity available.

Royal Jordanian Airlines selected Rockwell Collins’ ARINC GLOBALink services for airborne data and voice communications
Royal Jordanian Airlines is now using Rockwell Collins’ ARINC GLOBALink to provide primary communications for its fleet of aircraft.

Rockwell Collins integrated flight simulator visual systems selected:

•	Rockwell Collins’ integrated visual systems will be featured on two Airbus A320 full flight simulators that will be based at Airbus’s new training centers in Mexico City, Mexico.

•
Rockwell Collins' new high-fidelity EP-8100 image generation system with JVC Kenwood VS2500 laser-hybrid projectors will be featured on Virgin Atlantic Airways' Boeing 787 Dreamliner full flight simulator.

•
Saudi Arabian Airlines selected Rockwell Collins to provide the EP-8100 image generator with laser illuminated VS2500 projectors, for the airline’s new Boeing 777 and Boeing 787 Dreamliner full flight simulators. Rockwell Collins will also provide VS2500 laser projector upgrades to four existing simulators.

•	Rockwell Collins was selected by EgyptAir to provide a comprehensive visual system upgrade for the airline’s Boeing 777, Airbus A320 and Airbus A330 full flight simulators.

•	Rockwell Collins was selected by Turkish Airlines to provide its EP-8100 visual system for the airline’s Boeing Next Generation 737, Airbus A320 and Airbus A330 full flight simulators.

Air France Industries to upgrade four A330s with Rockwell Collins’ PAVES™ Passenger Services System
Air France Industries will upgrade four Airbus A330 aircraft for one of its customers with Rockwell Collins’ PAVES™ Passenger Services System. The standalone, cost-effective reading light and cabin crew call system with USB charging port brings several benefits, including a significant reduction in aircraft weight.

Aeromexico is launch customer for Rockwell Collins ARINC MultiLink flight tracking service
Aeromexico is the launch customer for Rockwell Collins’ ARINC MultiLink service, following the successful completion of recent trials. The service, announced earlier this year, offers a comprehensive and cost-effective global flight tracking solution.

Data Link Solutions Receives $32 Million Contract to Boost Naval Communications Capabilities
Data Link Solutions (DLS), a joint venture between BAE Systems and Rockwell Collins, was awarded a $32 million, firm-fixed-price contract from the Space and Naval Warfare Systems Command to provide Multifunctional Information Distribution System (MIDS)-On-Ship (MOS) systems to the U.S. Navy and other international naval forces. By providing full interoperability with all Link 16 systems, MOS increases situational awareness capabilities of ship communications by providing secure, high-capacity, and jam-resistant digital Link 16 data and voice communications capabilities.

Federal Aviation Administration selects Rockwell Collins to support flight operations
The Federal Aviation Administration selected Rockwell Collins’ ARINCDirect flight planning, flight scheduling, international trip support, aircraft data link, safety management and flight tracking services to support flight operations for its fleet of 32 specially-equipped flight inspection aircraft.

flydubai Airlines selects Rockwell Collins Head-up Guidance System and MultiScan ThreatTrack™ weather radar for Boeing Next-Generation 737-800
Dubai-based flydubai selected a suite of Rockwell Collins avionics, including the Head-up Guidance System (HGS™), MultiScan ThreatTrack™ weather radar and datalink communications system for 11 Next-Generation Boeing 737 aircraft.

Rockwell Collins signs five-year service agreement with AJW Group

AJW Group has awarded Rockwell Collins a five-year Fixed Price Repair agreement to maintain Rockwell Collins’ equipment installed on AJW customers’ fleets. Aircraft covered include A320, B737, B747 and B767.

About Rockwell Collins
Rockwell Collins is a pioneer in the development and deployment of innovative communication and aviation electronic solutions for both commercial and government applications. Our expertise in flight deck avionics, cabin electronics, mission communications, simulation and training and information management services is delivered by a global workforce, and a service and support network that crosses more than 150 countries. To find out more, please visit www.rockwellcollins.com.

Forward-Looking Statement
This press release contains statements, including certain projections and business trends, that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the financial condition of our customers and suppliers, including bankruptcies; the health of the global economy, including potential deterioration in economic and financial market conditions; adjustments to the commercial OEM production rates and the aftermarket; the impacts of natural disasters and pandemics, including operational disruption, potential supply shortages and other economic impacts; cybersecurity threats, including the potential misappropriation of assets or sensitive information, corruption of data or operational disruption; delays related to the award of domestic and international contracts; delays in customer programs, including new aircraft programs entering service later than anticipated; the continued support for military transformation and modernization programs; potential impact of volatility in oil prices, currency exchange rates or interest rates on the commercial aerospace industry or our business; the impact of terrorist events on the commercial aerospace industry; declining defense budgets resulting from budget deficits in the U.S. and abroad; changes in domestic and foreign government spending, budgetary, procurement and trade policies adverse to our businesses; market acceptance of our new and existing technologies, products and services; reliability of and customer satisfaction with our products and services; potential unavailability of our mission-critical data and voice communication networks; unfavorable outcomes on or potential cancellation or restructuring of contracts, orders or program priorities by our customers; recruitment and retention of qualified personnel; regulatory restrictions on air travel due to environmental concerns; effective negotiation of collective bargaining agreements by us, our customers, and our suppliers; performance of our customers and subcontractors; risks inherent in development and fixed-price contracts, particularly the risk of cost overruns; risk of significant reduction to air travel or aircraft capacity beyond our forecasts; our ability to execute to internal performance plans such as restructuring activities, productivity and quality improvements and cost reduction initiatives; achievement of ARINC integration and synergy plans as well as our other acquisition and related integration plans; continuing to maintain our planned effective tax rates; our ability to develop contract compliant systems and products on schedule and within anticipated cost estimates; risk of fines and penalties related to noncompliance with laws and regulations including compliance requirements associated with U.S. Government work, export control and environmental regulations; risk of asset impairments; our ability to win new business and convert those orders to sales within the fiscal year in accordance with our annual operating plan; and the uncertainties of the outcome of lawsuits, claims and legal proceedings, as well as other risks and uncertainties, including but not limited to those detailed herein and from time to time in our Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof and the company assumes no obligation to update any forward-looking statement.

Media Contact:	Investor Contact:
Pam Tvrdy	Ryan Miller
319.295.0591	319.295.7575
pam.tvrdy@rockwellcollins.com	investorrelations@rockwellcollins.com

ROCKWELL COLLINS, INC.
SEGMENT SALES AND EARNINGS INFORMATION
(Unaudited)
(in millions, except per share amounts)

	Three Months Ended
	December 31
	2015	2014
Sales
Commercial Systems	$562	$568
Government Systems	451	509
Information Management Services	156	149
Total sales	$1,169	$1,226

Segment operating earnings
Commercial Systems	$125	$125
Government Systems	86	106
Information Management Services	24	21
Total segment operating earnings	235	252

Interest expense	(15)	(15)
Stock-based compensation	(6)	(5)
General corporate, net	(12)	(14)
Restructuring and asset impairment charges	(45)	—
Income from continuing operations before income taxes	157	218
Income tax expense	(24)	(49)

Income from continuing operations	133	169
Income (loss) from discontinued operations, net of taxes (1)	2	(2)
Net income	$135	$167

Diluted earnings per share:
Continuing operations	$1.00	$1.26
Discontinued operations	0.02	(0.02)
Diluted earnings per share	$1.02	$1.24

Weighted average diluted shares outstanding	132.8	134.5

(1) On March 10, 2015, the Company sold its Aerospace Systems Engineering and Support business (ASES), which provides military aircraft integration and modification services. The results of ASES have been classified as discontinued operations. During the three months ended December 31, 2015, the Company recorded $3 million of income from discontinued operations ($2 million after-tax) from the favorable settlement of a contractual matter with a customer of the ASES business.

The following tables summarize sales by category for the three months ended December 31, 2015 and 2014 (unaudited, in millions):

	Three Months Ended
	December 31
	2015	2014
Commercial Systems sales:
Air transport aviation electronics:
Original equipment	$183	$191
Aftermarket	133	131
Wide-body in-flight entertainment	11	16
Total air transport aviation electronics	327	338

Business and regional aviation electronics:
Original equipment	130	140
Aftermarket	105	90
Total business and regional aviation electronics	235	230
Total Commercial Systems sales	$562	$568

Commercial Systems sales:
Total original equipment	$313	$331
Total aftermarket	238	221
Wide-body in-flight entertainment	11	16
Total Commercial Systems sales	$562	$568

Government Systems Sales:
Avionics	$293	$327
Communication and Navigation	158	182
Total Government Systems Sales	$451	$509

Information Management Services sales	$156	$149

Total sales	$1,169	$1,226

The following table summarizes total Research and Development Investment by segment and funding type for the three months ended December 31, 2015 and 2014 (unaudited, dollars in millions):

	Three Months Ended
	December 31
	2015	2014
Research and Development Investment
Customer-funded:
Commercial Systems	$47	$40
Government Systems	87	89
Information Management Services	2	2
Total Customer-funded	136	131

Company-funded:
Commercial Systems	35	50
Government Systems	17	18
Information Management Services (1)	—	1
Total Company-funded	52	69
Total Research and Development Expense	188	200

Increase in Pre-production Engineering Costs, Net	40	31
Total Research and Development Investment	$228	$231

Percent of Total Sales	19.5%	18.8%

(1) Research and development expenses for the Information Management Services segment do not include costs of internally developed software and other costs associated with the expansion and construction of network-related assets. These costs are capitalized as Property on the Summary Balance Sheet.

ROCKWELL COLLINS, INC.
SUMMARY BALANCE SHEET
(Unaudited)
(in millions)

	December 31, 2015	September 30, 2015
Assets
Cash and cash equivalents	$334	$252
Receivables, net	1,036	1,038
Inventories, net (1)	1,938	1,824
Other current assets	138	110
Total current assets	3,446	3,224

Property	973	964
Goodwill	1,903	1,904
Intangible assets	693	703
Deferred income taxes	141	165
Other assets	315	344
Total assets	$7,471	$7,304

Liabilities and equity
Short-term debt	$1,105	$448
Accounts payable	443	487
Compensation and benefits	218	273
Advance payments from customers	336	365
Accrued customer incentives	234	232
Product warranty costs	87	89
Other current liabilities	152	166
Total current liabilities	2,575	2,060

Long-term debt, net	1,370	1,680
Retirement benefits	1,381	1,466
Other liabilities	240	218
Equity	1,905	1,880
Total liabilities and equity	$7,471	$7,304

(1) Inventories, net is comprised of the following:
	December 31, 2015	September 30, 2015
Inventories, net:
Production inventory	$886	$812
Pre-production engineering costs	1,052	1,012
Total Inventories, net	$1,938	$1,824

Pre-production engineering costs include costs incurred during the development phase of a program in connection with long-term supply arrangements that contain contractual guarantees for reimbursement from customers. These costs are deferred in Inventories, net to the extent of the contractual guarantees and are amortized to customer-funded research and development expense within cost of sales over their estimated useful lives using a units-of-delivery method, up to 15 years.

ROCKWELL COLLINS, INC.
CONDENSED CASH FLOW INFORMATION
(Unaudited, in millions)

	Three Months Ended
	December 31
	2015	2014 (1)
Operating Activities:
Net income	$135	$167
Income (loss) from discontinued operations, net of tax	2	(2)
Income from continuing operations	133	169
Adjustments to arrive at cash used for operating activities:
Non-cash restructuring charges	6	—
Depreciation	35	38
Amortization of intangible assets and pre-production engineering costs	23	24
Stock-based compensation expense	6	5
Compensation and benefits paid in common stock	12	11
Excess tax benefit from stock-based compensation	(3)	(7)
Deferred income taxes	15	13
Pension plan contributions	(58)	(58)
Changes in assets and liabilities, excluding effects of acquisitions and foreign currency adjustments:
Receivables	16	(15)
Production inventory	(84)	(52)
Pre-production engineering costs	(49)	(43)
Accounts payable	(32)	(51)
Compensation and benefits	(54)	(59)
Advance payments from customers	(28)	13
Accrued customer incentives	2	(1)
Product warranty costs	(2)	—
Income taxes	7	8
Other assets and liabilities	(36)	(55)
Cash Used for Operating Activities from Continuing Operations	(91)	(60)
Investing Activities:
Property additions	(48)	(62)
Other investing activities	—	(14)
Cash Used for Investing Activities from Continuing Operations	(48)	(76)
Financing Activities:
Purchases of treasury stock	(96)	(173)
Cash dividends	(43)	(40)
Increase in short-term commercial paper borrowings, net	357	327
Proceeds from the exercise of stock options	3	17
Excess tax benefit from stock-based compensation	3	7
Other financing activities	(1)	—
Cash Provided by Financing Activities from Continuing Operations	223	138
Effect of exchange rate changes on cash and cash equivalents	(2)	(9)
Discontinued Operations:
Operating activities	—	(1)
Cash (Used for) Discontinued Operations	—	(1)
Net Change in Cash and Cash Equivalents	82	(8)
Cash and Cash Equivalents at Beginning of Period	252	323
Cash and Cash Equivalents at End of Period	$334	$315

(1) On March 10, 2015, the Company sold its Aerospace Systems Engineering and Support (ASES) business, which provides military aircraft integration and modification services. The results of ASES have been classified as discontinued operations.

ROCKWELL COLLINS, INC.
SUPPLEMENTAL INFORMATION
(Unaudited, in millions)

Beginning with the first quarter of fiscal year 2016, Government Systems sales categories have been consolidated as a result of an internal reorganization and are delineated based on the underlying product technologies. The previously reported sales categories of Communication products, Surface solutions and Navigation products are now primarily consolidated into Communication and Navigation. To further enhance comparability and analysis, the following table provides a revised presentation of the Government Systems segment sales by quarter, for the year ended September 30, 2015.

	Three Months Ended
	Dec. 31, 2014	Mar. 31, 2015	Jun. 30, 2015	Sept. 30, 2015	Full Year 2015
Government Systems Sales:
Avionics	$327	$371	$338	$400	$1,436
Communication and Navigation	182	196	192	181	751
Total Government Systems Sales	$509	$567	$530	$581	$2,187